EXHIBIT 10.2

                  ROSENSTEIN LICENSE AGREEMENT
                  ----------------------------


     This License Agreement (the "Agreement") is entered into and made effective this 1st day of April, 1998, (the "EFFECTIVE

DATE") between Becton, Dickinson and Company, a New Jersey

corporation, whose principal place of business is at 1 Becton

Drive, Franklin Lakes, New Jersey, 07417 (hereinafter referred to as "BECTON") and Selfcare, Inc., having a principal place of business at 200 Prospect Street, Waltham, Massachusetts 02453

(hereinafter referred to as "SELFCARE").

     For and in consideration of the mutual promises and

covenants set forth below, BECTON and SELFCARE agree as follows:


     1.0  DEFINITIONS.

     1.1  "AFFILIATE" shall mean any corporation or other

business entity controlled by, controlling or under common

control with the recited entity.  For this purpose "control"

shall mean direct or indirect beneficial ownership of at least fifty-one percent (51%) of the voting stock of, or at least a fifty-one percent (51%) interest in the income of such

corporation or other business entity.

     1.2  "LICENSED PATENT(S)" shall mean United States Letters

Patent No. 5,591,645 and any continuation, division, re-

examination, or reissue thereof, and the foreign counterpart patents granted on applications claiming priority thereto; a list of such applications and patents as of the EFFECTIVE DATE is set forth in Appendix A.

     1.3  "PRODUCT" shall mean immunodiagnostic assays made,

used, imported, offered for sale and/or sold by SELFCARE and which are listed in Appendix B.  As of the EFFECTIVE DATE of this

Agreement, Appendix B contains the complete list of

immunodagnostic assays which are PRODUCTS hereunder.  Subsequent to the EFFECTIVE DATE, immunodiagnostic assays which differ from those originally listed in Appendix B in format, structure,

fuction or use can be added to Appendix B as PRODUCTS by a

supplemental list on written notice by SELFCARE or BECTON, which written notice shall specify details of the immunodiagnostic assays and request the addition of this supplemental list to

Appendix B of this Agreement.  Only those supplemental

immunodiagnostic assays which both BECTON and SELFCARE agree in writing shall be PRODUCTS hereunder shall be accepted as part of

Appendix B, and the decisions of each party with respect to such acceptance shall be entirely within the discretion of such party.

     1.4  (a)  "NET SALES" shall mean the sum of all amounts

invoiced on account of sale of PRODUCTS by SELFCARE or its

AFFILIATES to non-affiliated third party purchasers of PRODUCTS,

less (i) cash discounts to purchasers allowed and taken, (ii)

amounts for transportation or shipping charges to purchasers shown on the invoice, (iii) taxes and duties levied on the sale of PRODUCTS actually paid, and (iv) refunds, rebates, and

allowances for returned or rejected goods.

          (b)  In the instance where a PRODUCT is sold by

SELFCARE or its AFFILIATES to a purchaser with which the seller does not deal at arms length, the NET SALES for the purposes of determining the royalties shall be the average price for current

NET SALES for the same or similar items sold at arms length under similar market conditions.

          (c)  In the instance where a PRODUCT is not sold, but

is OTHERWISE DISPOSED OF (as defined in Paragraph 1.5 below), the

NET SALES for the purposes of determining the royalties shall be the average price for current NET SALES at which PRODUCTS of the same or similar kind and quality, and in substantially similar quantities, are sold or offered for sale.

     1.5  "OTHERWISE DISPOSED OF" shall mean and include:

          (i)  the delivery of any amount of PRODUCT, other than

nominal quantities of free samples or free replacements, by

SELFCARE to others in any transaction other than a sale,

regardless of the basis of consideration, if any; or

          (ii) the placing into use of any PRODUCT by SELFCARE

for any purpose, other than its internal routine testing,

provided that the scrapping or destruction (except if

consideration is received therefor) of any PRODUCT shall not fall within the definition of "OTHERWISE DISPOSED OF" and no value in respect thereof shall be included in calculating NET SALES.  A

PRODUCT shall be considered OTHERWISE DISPOSED OF when used or shipped by, or on behalf of, SELFCARE.

     1.6  "QUARTER" shall mean any period of three consecutive

calendar months beginning January 1, April 1, July 1, and October

1, occurring during the term of this Agreement.

     1.7  "CAMPBELL LICENSE AGREEMENT" shall mean the license

agreement entered into between BECTON and SELFCARE with respect to United States Letters Patent No. 4,703,017 issued to Campbell et al. and any re-examination or reissue thereof.  There are no foreign counterpart applications or patents of U.S. Patent No.

4,703,017 to Campbell et al.



     2.0  LICENSE GRANT.

     2.1  Subject to the terms and conditions herein, BECTON

hereby grants to SELFCARE, who accepts the same, a non-exclusive,

non-transferable (except to its AFFILIATES) right and license under the LICENSED PATENTS, without the right to sublicense, to make, have made for its own use and sale, use, offer for sale,

sell, and import PRODUCT and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT, and to extend to its customers purchasing PRODUCT the right to use and sell the PRODUCT purchased and to practice the methods claimed in the LICENSED PATENTS in connection with such PRODUCT, all of the foregoing limited expressly to the field of human in vitro

manually formatted immunodiagnostic assays.

     In the event that SELFCARE sells PRODUCT(S) to a third party that has a non-exclusive, non-transferable right and license under the LICENSED PATENT(S), the royalty obligation of SELFCARE under this license shall not extend to such sales, provided

however, SELFCARE shall be permitted to make PRODUCTS for any third party licensee having the right and license under the

LICENSED PATENT(S) to have such PRODUCTS made for it, and to sell those PRODUCTS to such licensee without any obligation to pay royalties to BECTON thereon since the third party (without

waiving any right of BECTON to collect royalties from SELFCARE in the event the third party licensee fails to account for and pay royalties to BECTON on its sales of such PRODUCTS) licensee has the obligation, under its license with BECTON, to pay royalties on the sales of PRODUCTS made for it.  BECTON agrees to provide

SELFCARE with the names of such third party licensees which have the right and license to have PRODUCTS made for it.

     2.2  BECTON further hereby releases SELFCARE from any

liability for infringement of the LICENSED PATENTS arising from the manufacture, use, or sale of PRODUCTS by SELFCARE which

occurred prior to the EFFECTIVE DATE, provided that these events are reported in accordance with Article 4.3 and royalties are paid in accordance with Article 4.1(a) hereof.  There is no

release for any infringement for which a report is not made under

Article 4.3 and/or royalties are not paid under Article 4.3.



     3.0  TERM.

     3.1  This Agreement shall become effective as of the

EFFECTIVE DATE hereof and for each LICENSED PATENT shall continue in effect until the last to expire of the LICENSED PATENTS in each country or region (referred to collectively as "country") or until this Agreement has been terminated under Paragraph 7.0.



     4.0  PAYMENT.

     4.1  In consideration for the license granted hereunder,

SELFCARE shall pay to BECTON, on or subsequent to the EFFECTIVE

DATE:

          (a)  As of the EFFECTIVE DATE, a royalty of six percent

(6%) until December 31, 1998, and then a royalty of six and one-

quarter percent (6.25%) beginning     January 1, 1999, on the first

$108,667,100.00 of NET SALES of all PRODUCTS sold or OTHERWISE

DISPOSED OF.

          (b) Thereafter, a royalty of five and one-quarter percent (5.25%) of the NET SALES of all PRODUCTS sold or OTHERWISE

DISPOSED OF.

     Royalties may be payable under both this Agreement and the

CAMPBELL LICENSE AGREEMENT for the same PRODUCT(S).  In that event, SELFCARE shall be entitled to a credit, on a country-by-

country basis, where sales of the same PRODUCTS occurred, for any royalties payable and actually paid under the CAMPBELL LICENSE

AGREEMENT.   The magnitude of this credit shall be on a dollar-

for-dollar basis up to, but not in excess of, the royalty payable hereunder.  SELFCARE shall note this credit in the reports filed in accordance with Section 4.6.

     4.2  SELFCARE's obligation to pay royalties under paragraph

4.1 on PRODUCT shall terminate, on a country by country basis,

upon expiration of the last of the LICENSED PATENTS in the

country of sale or manufacture, as applicable.  Further, this obligation shall cease in the event that a court of competent jurisdiction in the country in question renders a final decision from which no appeal is or can be taken, that all of the LICENSED

PATENTS in that country are invalid and/or unenforceable.  If in such decision one or more claims of the LICENSED PATENTS are not declared invalid or unenforceable, the obligation of SELFCARE to pay with respect to PRODUCTS covered by the remaining claims shall not be affected.

     4.3  SELFCARE shall provide to BECTON a written report

stating the analyte name and NET SALES of all PRODUCTS sold or

OTHERWISE DISPOSED OF prior to the EFFECTIVE DATE, and this

report shall accompany the payment to BECTON of all royalties due in connection herewith in accordance with Section 4.1.

     4.4  For all sales and royalty-bearing transfers and uses

occurring on or subsequent to the EFFECTIVE DATE, SELFCARE shall provide written reports to BECTON within sixty (60) days after the end of each QUARTER, stating in each report the analyte name and the NET SALES of each PRODUCT sold or OTHERWISE DISPOSED OF during such QUARTER and upon which royalties are payable as

provided in this Article.

     4.5  For all sales and other dispositions of PRODUCTS

occurring on or subsequent to the EFFECTIVE DATE that SELFCARE makes to a third party licensee of BECTON, SELFCARE shall provide separate written reports to BECTON within sixty (60) days after the end of each QUARTER, stating in each report the analyte name and the NET SALES of each PRODUCT sold or OTHERWISE DISPOSED OF during such QUARTER and upon which royalties are not payable as provided in this Article, consistent with the provisions of

Paragraph 2.1, above.

     4.6  (a)  Concurrently with the making of each report

SELFCARE shall pay to BECTON all royalties due in the amount specified in Section 4.1 on the NET SALES of all PRODUCTS

included in the report.

          (b)  Any late payment shall bear interest at the rate

of one percent (1%) per month.

     4.7  All payments shall be made hereunder in United States

Dollars; provided, however, that if the proceeds of the sales upon which such royalty payments are based are received by

SELFCARE in a foreign currency or other form that is not

convertible or exportable in Dollars, and SELFCARE does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, SELFCARE shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in BECTON's name in a bank designated by BECTON in such country.  Royalties in Dollars shall be computed by converting the royalty in the currency of the country in which the sales were made at the

exchange rate for Dollars prevailing at the close of the last business day of the QUARTER for which royalties are being

calculated as published the following day in the Wall Street

Journal (or a comparable publication agreed upon from time to time by the parties), and with countries for which rates are not published, the exchange rate fixed for such date by the

appropriate United States governmental agency.

     4.8  In the event that any taxes, withholding or otherwise,

are levied by any taxing authority in connection with accrual or payment of any royalties payable to BECTON under this agreement,

SELFCARE shall have the right to pay such taxes to the local tax authorities on behalf of BECTON and the payment to BECTON of the net amount due, after reduction by the amount of such taxes,

shall fully satisfy SELFCARE's royalty obligations under this

Agreement, so long as appropriate documentation of such tax

payment is provided to BECTON.

     4.9  All payments made hereunder shall be made to BECTON at the address set forth in Article 6 of this Agreement or at such changed address as BECTON shall specify by written notice.

     4.10 SELFCARE shall keep detailed records of all PRODUCT

sold or OTHERWISE DISPOSED OF to permit verification of the

reports and payments made to BECTON.  At BECTON's expense and request and upon reasonable notice, SELFCARE shall permit such records to be examined by independent public accountants

designated by BECTON and reasonably acceptable to SELFCARE.  Such examination shall take place not more than once each year.

     4.11 In the event that an examination by BECTON of

SELFCARE's records and books of account reveals an underpayment to BECTON, SELFCARE shall immediately pay BECTON  the deficiency,

plus interest at a rate of one percent (1%) per month from the date the underpayment occurred.  In the event that such

underpayment amounts to ten percent (10%) or more of the total amount payable for the period examined, SELFCARE shall also

reimburse BECTON for all out-of-pocket expense of the

examination.



     5.0  TRANSFERABILITY OF RIGHTS AND OBLIGATIONS.

     5.1  This Agreement and the license granted under it may not be assigned or sold by SELFCARE without the express written

consent of BECTON, except to an entity acquiring

substantially all of SELFCARE's business relating to human in vitro immunodiagnostic assay technology.  If SELFCARE is

permitted to assign this Agreement, the assignee shall first agree, in writing, to assume all obligations of SELFCARE created by this Agreement.

     5.2  BECTON may freely assign this Agreement in whole or in part and any or all of the LICENSED PATENTS.

     5.3  This Agreement, and each and every one of the terms and conditions thereof, shall inure to the benefit of and be binding upon the permitted successors and assignees of both parties.



     6.0  NOTICE.

     6.1  Any notice, payment, report, or other correspondence

(hereinafter collectively referred to as "correspondence")

required or permitted to be given hereunder shall be mailed by certified mail or delivery by hand or overnight courier to the party to whom such correspondence is required or permitted to be given hereunder  If mailed, any such notice shall be deemed to have been given when received by the party to whom such

correspondence is given, as evidenced by written and dated

receipt of the receiving party.

     6.2  Alternatively, correspondence provided for in this

Agreement shall be deemed sufficiently given by the party sending the correspondence when sent by facsimile to the party to whom the correspondence is addressed.  A confirmation copy of the correspondence will be sent by Certified or Registered Mail.  The date of the facsimile transmission will constitute the date of receipt of the correspondence.

          All correspondence to SELFCARE shall be addressed as follows:



               Selfcare, Inc.
               200 Prospect Street
               Waltham, Massachusetts   02453
               Attention:     Kenneth D. Legg, Ph.D.
                              Vice President

          All correspondence to BECTON, except for royalty payments, shall be addressed as follows:

               Becton, Dickinson and Company
               1 Becton Drive
               Franklin Lakes, New Jersey 07417
               Attention: Chief Patent and Licensing Counsel

          All royalty payments to BECTON shall be addressed as follows:



               Becton Dickinson Microbiology Systems
               7 Loveton Circle
               Sparks, Maryland  21152-0999
               Attention:  Manager, Financial Reporting


Either party may change the address to which correspondence to it is to be addressed by notification as provided for herein.



     7.0  TERMINATION.

     7.1  BECTON shall have the right to terminate this Agreement if SELFCARE commits a material breach of an obligation under this

Agreement, including the failure to make timely royalty payments hereunder, and continues in default for more than thirty (30)

days after receiving written notice from BECTON of such default,

such termination to be effective immediately upon further written notice to SELFCARE after such thirty (30) day period.

     7.2  In the event that SELFCARE shall be adjudicated

bankrupt, go into liquidation, receivership or trusteeship, make a composition with its creditors or enter into any similar

proceeding of the same nature, then BECTON shall have the right without liability therefor to terminate this Agreement forthwith by notice in writing to SELFCARE.

     7.3  SELFCARE shall have the right to terminate its license by giving thirty (30) days advance written notice.  SELFCARE shall be obligated for royalty payments under Paragraph 4.1 for

NET SALES during such thirty (30) day notice period.



     8.0  GOVERNING LAW.

     8.1  This Agreement shall be governed by, interpreted in

accordance with and enforced under the laws of the State of North

Carolina, U.S.A. (regardless of its or any other jurisdiction's choice of law principles), or, as necessary, the laws of the

United States of America.  The Federal District Court of the

Eastern District of North Carolina shall have exclusive

jurisdiction in all matters arising under this Agreement, and the parties hereto expressly consent and submit to such jurisdiction.



     9.0  REPRESENTATIONS, WARRANTIES AND LIMITATIONS.

     9.1  Nothing in this Agreement shall be construed as:

          (a)  An acknowledgment of any kind by SELFCARE as to

the infringement or non-infringement of the LICENSED PATENTS; or

          (b)  An acknowledgement of any kind by SELFCARE as to

the validity or invalidy of the LICENSED PATENTS; or

          (c)  An acknowledgement of any kind by SELFCARE as to

the enforceability or non-enforceability of the LICENSED PATENTS;

or

          (d)  A warranty or representation by BECTON as to the

validity or enforceability of any LICENSED PATENTS; or

          (e)  A warranty or representation by BECTON that

anything made, used, sold or OTHERWISE DISPOSED OF under the license granted in this Agreement, is or will be free from

infringement of patents or other rights of third parties; or

          (f)  A requirement that BECTON shall file any patent

application or secure any patent; or

          (g)  An obligation of either party to bring or

prosecute actions or suits against third parties for infringement of any patents; or

          (h)  Conferring a right to use in advertising,

publicity, or the like any name, tradename, or trademark of

SELFCARE or BECTON; or

          (i)  Granting by implication, estoppel or otherwise any

licenses or rights under any letters patents and applications for letters patents other than under the LICENSED PATENTS; or

          (j)  An obligation by BECTON to furnish know-how or any

other technical information not disclosed in the LICENSED

PATENTS.

     9.2  BECTON represents to SELFCARE that BECTON is the owner of the LICENSED PATENTS and has the right to grant the license hereunder.

     9.3  Each party represents and warrants that it has full

authority to enter into and become bound by the terms and

conditions of this Agreement and that its execution of this

Agreement will not violate, contravene or be in conflict with any law, rule, by-law, article of incorporation, order, regulation or other agreement.

     9.4  BECTON covenants not to sue SELFCARE for patent

infringement on any of the PRODUCTS during the term of this

Agreement, provided that SELFCARE is in compliance with all of the provisions and obligations under this Agreement.


     10.0 DISCLAIMER AND HOLD HARMLESS PROVISION.

     10.1 It is understood and agreed by and between the parties hereto that nothing contained in this Agreement shall constitute or be construed to constitute any undertaking, representation,

suggestion, inducement, warranty, assurance or guarantee

whatsoever by either party in connection with PRODUCTS or any component, product, material, service, process or apparatus with respect to safety, quality, yield, production, cost, profit,

saleability, licensability, demand, utility, performance,

availability of raw materials, accident or injury to person or property.

     10.2 SELFCARE expressly indemnifies and holds BECTON, its

AFFILIATES, successors, and assigns and its officers, directors and employees harmless from and against any and all claims,

liabilities, damages, costs, expenses, and/or actions

(collectively, the "Losses" and each individually a "Loss") of any kind whatsoever which BECTON actually incurs arising from any claims or allegations by a third party for personal injury or damage resulting from the manufacturing, use, sale, lease or distribution of the PRODUCTS by SELFCARE, provided, however, that in no event shall this section be construed as an obligation of

SELFCARE to indemnify BECTON for any loss relating to or arising from the invalidity or unenforceability of the LICENSED PATENTS or BECTON's rights therein.

     10.3 Neither of the parties hereto shall be liable in

damages or have the right to cancel for any delay or default in performing hereunder (other than delay or default in the payment of money) if such delay or default is caused by conditions beyond its control, including but not limited to Acts of God,

governmental restrictions, continuing domestic or international problems such as war or insurrections, strikes, fires, flood,

work stoppages, embargoes and/or other casualty or cause;

provided, however, that any party hereto shall have the right to terminate this Agreement upon thirty (30) days prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the above-mentioned causes and such inability continues for a period of six (6) months.

     11.0 CAPTIONS.

     11.1 The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.


     12.0 SEVERABILITY.

     12.1 Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or

regulations of any jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which

accomplishes, to the extent possible, the original business

purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.



     13.0 WAIVER.

     13.1 No failure or delay on the part of a party in

exercising any right hereunder shall operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right shall preclude any other or further exercise thereof or the exercise of any other right.  No waiver of any such right shall be deemed a waiver of any other right hereunder.



     14.0 SURVIVAL.

     14.1 The provisions of Section 8, 9 and 10 shall survive the termination or expiration of this Agreement and shall remain in full force and effect.  Furthermore, termination or expiration shall not affect, inter alia;

          (a)  SELFCARE's obligation to supply reports as

specified in Article 4 of this Agreement;

          (b)  BECTON's right to receive or recover and

SELFCARE's obligation to pay royalties accrued or accruable for payment at the time of any termination;

          (c)  SELFCARE's obligation to maintain records and

BECTON's right to conduct one final examination of SELFCARE's books and records relating to events prior to and right up to the date of termination in accordance with Paragraph 4.9 of this

Agreement; and

          (d)  Licenses and releases running in favor of

customers or transferees of either party in respect to PRODUCT sold or OTHERWISE DISPOSED OF prior to termination of this

Agreement.

     14.2 The provisions of this Agreement which do not survive termination or expiration hereof (as the case may be) shall,

nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties

hereto with regard to any dispute, controversy or claim which may arise under, out of, in connection with, or relating to this

Agreement.



     15.0 MOST FAVORED LICENSEE.

     15.1 In the event that after the EFFECTIVE DATE of this

Agreement BECTON enters into a license agreement with a third party, in which such third party is licensed to make, use and sell any PRODUCTS at a royalty rate which is different from the royalty rate set forth in this Agreement, BECTON shall within thirty (30) days after the signing of such license agreement,

disclose to SELFCARE the royalty rate in the third party

agreement.  BECTON will provide such information to SELFCARE's attorneys who will maintain the information in confidence and may disclose it to others within SELFCARE only on a confidential,

need-to-know basis.

     15.2 Concurrent with the above report, BECTON will extend to

SELFCARE the option of substituting the royalty rate in the third party agreement for the royalty rate in this Agreement, subject to the following provision:

     (a)  The different royalty rate shall become effective as of the date of its written acceptance by SELFCARE and shall apply only to sales occurring thereafter.  In no event shall SELFCARE be entitled to a refund or credit of any monies paid or payable to BECTON prior to the acceptance of the different royalty rate.

     15.3 In the event that SELFCARE does not accept the

different royalty rate relative to Paragraph 15.2 within thirty

(30) days after SELFCARE receives notice from BECTON, SELFCARE's option to substitute the different royalty rate shall be deemed forever waived.



     16.0 ENTIRE AGREEMENT.

     16.1 This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be

amended only by an instrument in writing executed by both parties hereto.



     17.0 DISPUTE RELATIONS.

     17.1 The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations between executives who have authority to settle such dispute.  Any party may give the other party(ies) written notice of any dispute hereunder not resolved in the normal course of business.  Within twenty (20) days following delivery of such notice, executives of both parties shall discuss by telephone or meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve such dispute.  If the

matter has not been resolved within sixty (60) days following the disputing party's notice, or if the parties fail to discuss or meet within twenty (20) days, either party may initiate mediation of the controversy or claim under the then-current Center for

Public Resource Procedure for Mediation of Business Disputes in

New York.  No party shall institute any court proceedings until the expiration of one hundred and twenty (120) days from the initiation of negotiations.  At the conclusion of this period,

absent any resolution of the dispute or further agreement between the parties to extend this period, either party may file suit for the subject matter of the dispute only.

     17.2 If a negotiator intends to be accompanied at a

telephone conference or a meeting by an attorney, the other

negotiator shall be given at least three (3) business days'

notice of such intention and may also be accompanied by an

attorney.  All negotiations pursuant to this clause are

confidential and shall be treated as comprise and settlement negotiations for purposes of the Federal Rules of Evidence any state rules of evidence.



     IN WITNESS WHEREOF, the parties hereto have caused this

Agreement to be executed by their respective officers thereunto duly authorized to be effective as of the EFFECTIVE DATE.



BECTON, DICKINSON AND COMPANY      SELFCARE, INC.



By:                                By



Date:                                   Date:

                        APPENDIX A
                        ----------

     U.S. Patent No. 5,591,645 - issued January 7, 1997

     Foreign counterparts:

Country        Patent No.          Appln. No.    Issue/Filing Date
-------        ---------           ----------    -----------------

EPO            0284232              0284232A1      June 7, 1995

Canada         1,303,983            557,276        June 23, 1992

Japan          68000/88             68000/88       March 22,1988

Australia      605565               13595/88       May 9, 1991

Denmark        1681/88              1681/88        March 25, 1988

Finland        880764               880764         February 18, 1988

Taiwan         NI55849              77101765       August 1, 1992

Malaysia       MY-103176            PI 8800068     April 30, 1993

Korea          42295                3311/88        June 10, 1991



                             APPENDIX B
                             PRODUCTS


     Rapid Manual Tests for hCG and LH Analytes